Exhibit 99.1

OFS CAPITAL CORPORATION ANNOUNCES SECOND QUARTER 2018 FINANCIAL RESULTS

Declares a $0.34 Per Share Distribution

Chicago, IL-August 3, 2018- OFS Capital Corporation (NASDAQ: OFS) ("OFS Capital," the "Company," "we," "us," or "our") today announced its financial results for the second quarter ended June 30, 2018.
FINANCIAL HIGHLIGHTS

•	Net investment income of $4.56 million, or $0.34 per share.

•	Net asset value ("NAV") per share increased to $13.70 at June 30, 2018 from $13.67 per share at March 31, 2018.

•	At June 30, 2018, 80% of our loan portfolio consisted of senior secured loans, based on fair value.

•
Closed investments in the second quarter of 2018 totaled approximately $47.0 million. As of August 3, 2018, we closed approximately $17.3 million of additional new investments during the third quarter of 2018.

•	As of June 30, 2018, 77% of the fair value of our loan portfolio was floating rate, and the weighted average yield of our loan portfolio was 12.26%(1).

•	As of June 30, 2018, our debt had a weighted average cost of 4.37%.

•	As of June 30, 2018, 96% of our debt was fixed rate and over 86% of our debt matures after 2023.

•
On July 31, 2018, OFS Capital's Board of Directors declared a distribution of $0.34 per share for the third quarter of 2018, payable on September 28, 2018 to stockholders of record as of September 14, 2018.

"The second quarter was a strong period for us," said Bilal Rashid, OFS Capital's Chairman and Chief Executive Officer. "Our net investment income per share was in line with our current distribution rate and we just declared our 23rd straight $0.34 per share quarterly distribution. We believe that our loan portfolio, which is predominantly senior secured, is performing well as evidenced by the increase in our NAV this quarter. We expect our portfolio to be well positioned for a rising interest rate environment as a vast majority of our loan portfolio is floating rate and our liabilities are largely fixed rate.
Since our IPO in 2012, our total return (as measured by change in NAV plus cumulative distributions) is well above the industry average. We believe our strong performance is attributable to the strength of our platform which has been in existence since 1994."

(1)
See Highlights contained in this press release for further information on our weighted average yield. Excluding assets classified as non-accrual, the weighted average yield of our debt investment portfolio was 12.26% at June 30, 2018. Including assets classified as non-accrual, the weighted average yield of our debt investment portfolio was 11.80% at June 30, 2018.

HIGHLIGHTS
($ in millions, except for per share data)

Portfolio Overview	At June 30, 2018
Total assets	$392.7
Investment portfolio, at fair value	$362.8
Net assets	$182.9
Net asset value per share	$13.70
Weighted average yield on performing debt investments (1)	12.26%
Weighted average yield on total debt investments (2)	11.80%
Weighted average yield on total investments (3)	11.06%

(1)
The weighted average yield on our performing debt investments is computed as (a) the annual stated accruing interest on our debt investments at the balance sheet date, plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees divided by (b) amortized cost of our debt investments, excluding assets on non-accrual basis as of the balance sheet date.

(2)
The weighted average yield on our total debt investments is computed as (a) the annual stated accruing interest on our debt investments at the balance sheet date, plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees divided by (b) amortized cost of our debt investments, including assets on non-accrual basis as of the balance sheet date.

(3)
The weighted average yield on total investments is computed as (a) the annual stated accruing interest on our debt investments at the balance sheet date, plus the annualized accretion of loan origination fees, original issue discount, market discount or premium, and loan amendment fees, plus the effective cash yield on our performing preferred equity investments divided by (b) amortized cost of our total investment portfolio, including assets on non-accrual basis as of the balance sheet date. The weighted average yield of investments is not the same as a return on investment for our stockholders but, rather, relates to a portion of our investment portfolio and is calculated before the payment of all of our fees and expenses.

	Quarter Ended June 30,
Operating Results	2018	2017
Total investment income	$10.3	$8.0
Net investment income	$4.6	$4.3
Net investment income per common share, basic and diluted	$0.34	$0.33
Adjusted net investment income (a Non-GAAP measure described below)	$4.6	$4.0
Adjusted net investment income (a Non-GAAP measure described below) per share, basic and diluted	$0.34	$0.31
Net increase in net assets resulting from operations	$5.0	$(2.3)

	Quarter Ended June 30,
Portfolio Activity	2018	2017
Number of new portfolio companies	5	9
Investments in new portfolio companies	$44.2	$59.1
Investments in existing portfolio companies	$2.8	$7.0
Number of portfolio companies at end of period	42	42

PORTFOLIO AND INVESTMENT ACTIVITIES

During the second quarter of 2018, OFS Capital closed $44.2 million of senior secured debt investments, in five new portfolio companies. In addition, we made $2.8 million of new senior secured debt investments in existing portfolio companies.
The total fair value of OFS Capital’s investment portfolio was $362.8 million at June 30, 2018, which was equal to approximately 99% of amortized cost. As of June 30, 2018, the fair value of OFS Capital's debt investment portfolio totaled $326.5 million in 38 portfolio companies, of which 80% and 20% were senior secured loans and subordinated loans, respectively. As of June 30, 2018, we also held approximately $36.3 million in equity investments, at fair value, in 17 portfolio companies in which we also held debt investments and four portfolio companies in which we solely held an equity investment. We had unfunded commitments of $10.8 million to four portfolio companies at June 30, 2018. As of June 30, 2018, floating rate loans comprised 77% of OFS Capital’s debt investment portfolio, with the remaining 23% in fixed rate loans, as a percentage of fair value.

RESULTS OF OPERATIONS
Income
Interest Income
Interest income increased by $2.6 million for the three months ended June 30, 2018, compared to the three months ended June 30, 2017, due to a $2.2 million increase in recurring interest income caused by a 25% increase in the average outstanding loan balance, and an increase of $0.4 million in recurring interest income resulting from a 57 basis point increase in the weighted average yield in our portfolio. Acceleration of loan origination fees, original issue discount, market discount or premium, and loan amendment fees of approximately $110,000 and $128,000 were included in interest income for the three months ended June 30, 2018 and 2017, respectively.

Expenses
Interest expense
Interest expense for the three months ended June 30, 2018 increased $0.8 million over the corresponding period in the prior year due to an increase in borrowings under our revolving line of credit with Pacific Western Bank (the "PWB Credit Facility") and the $50.0 million issuance of the Unsecured Notes (defined below). The average dollar amount of borrowings outstanding under the PWB Credit Facility during the three months ended June 30, 2018 and 2017 was $7.1 million and $0.7 million, respectively.
Management fee
Management fee expense for the three months ended June 30, 2018 increased $0.3 million over the corresponding period in the prior year due to an increase in our average total assets, primarily due to a increase in net investment activity.
Incentive fee
Incentive fee expense increased by $1.2 million for the three months ended June 30, 2018 compared to the three months ended June 30, 2017 primarily due to a increase in the income incentive fee of $0.9 million. We accrue the capital gain fee if, on a cumulative basis, the sum of net realized capital gains and (losses) plus net unrealized appreciation and (depreciation) is positive, which was $0 and $(0.3) million for the three months ended June 30, 2018 and 2017, respectively.
Administration fee
Administration fee expense for the three months ended June 30, 2018, increased $0.1 million over the corresponding period in the prior year primarily due to an increase in our allocable portion of OFS Capital Services’s overhead expenses.
Other expenses
Other expenses for the three months ended June 30, 2018, decreased $0.2 million over the corresponding period in the prior year primarily due to legal and other offering costs incurred during the second quarter of 2017 in connection with the closing of a $53.7 million equity offering.
Net Gain (Loss) on Investments
We recognized net losses of $1.7 million on senior secured debt during the three months ended June 30, 2018, primarily as a result of an additional net loss of $1.2 million from the sale of Jobson Healthcare Information, LLC, and additional unrealized losses of $0.5 million, primarily as a result of the net negative impact of portfolio company-specific performance factors and the impact of changes to certain market loan indices.

We recognized net losses of $0.2 million on subordinated debt during the three months ended June 30, 2018, primarily as a result of the negative impact of portfolio company-specific performance factors, including an unrealized depreciation of $0.3 million recognized on our subordinated debt investment in Master Cutlery, LLC, which was placed on non-accrual during the second quarter of 2018 and written down to a fair value of $2.3 million at June 30, 2018.
We recognized net losses of $0.6 million on preferred equity investments for the three months ended June 30, 2018, primarily as a result of unrealized depreciation on certain portfolio investments due to the net negative impact of portfolio company-specific performance factors.
We recognized net gains of $2.9 million on common equity and warrant investments for the three months ended June 30, 2018, primarily as a result of unrealized appreciation stemming from the positive impact of portfolio company-specific performance factors.
LIQUIDITY AND CAPITAL RESOURCES
At June 30, 2018, we had $22.7 million in cash and cash equivalents, which includes cash and cash equivalents of $20.6 million held by our wholly owned small business investment company, and $149.9 million in outstanding SBA-guaranteed debentures. Our use of cash held by SBIC I LP is restricted by SBA regulation, including limitations on the amount of cash SBIC I LP can distribute to OFS Capital as parent company. As of June 30, 2018, we had $42.0 million available for additional borrowings under our PWB Credit Facility and had drawn all of our available SBA-guaranteed debentures.

In April 2018, we closed the public offering of $50.0 million in aggregate principal amount of our 6.375% notes due 2025 (the "Unsecured Notes"). The total net proceeds to us from the Unsecured Notes, after deducting underwriting discounts of approximately $1.6 million and estimated offering expenses of $0.4 million, were approximately $48.0 million. The Unsecured Notes will mature on April 30, 2025 and bear interest at a rate of 6.375%. The Unsecured Notes are unsecured obligations of the Company and rank pari passu with our existing and future unsecured subordinated indebtedness; effectively subordinated to all of our existing and future secured unsubordinated indebtedness; and structurally subordinated to all existing and future indebtedness and other obligations of any subsidiaries, including the SBA-guaranteed debentures The Unsecured Notes may be redeemed in whole or in part at any time or from time to time at our option on or after April 30, 2020 at the redemption price of 100% of the aggregate principal amount thereof plus accrued and unpaid interest. Interest on the Unsecured Notes is payable quarterly on January 31, April 30, July 31, and October 31 of each year. The Unsecured Notes are listed on the Nasdaq Global Select Market under the trading symbol “OFSSL.” We may from time to time repurchase Unsecured Notes in accordance with the 1940 Act and the rules promulgated thereunder. As of June 30, 2018, the outstanding principal balance of the Unsecured Notes was $50.0 million.

On May 22, 2018, our Board of Directors authorized the Company to initiate the stock repurchase program under which the Company may acquire up to $10.0 million of its outstanding common stock. Under the stock repurchase program, the Company is authorized to repurchase shares in open-market transactions, including through block purchases, depending on prevailing market conditions and other factors. The stock repurchase program may be extended, modified or discontinued at any time for any reason. The Company expects the stock repurchase program to be in place through May 22, 2020, or until the approved dollar amount has been used to repurchase shares. The stock repurchase program does not obligate the Company to acquire any specific number of shares, and all repurchases will be made in accordance with SEC Rule 10b-18, which sets certain restrictions on the method, timing, price and volume of stock repurchases. No shares of common stock were repurchased during the three months ended June 30, 2018.

CONFERENCE CALL

OFS Capital will host a conference call to discuss these results on Friday, August 3, 2018, at 10:00 AM Eastern Time. Interested parties may participate in the call via the following:

INTERNET: Log on to www.ofscapital.com at least 15 minutes prior to the start time of the call to register, download, and install any necessary audio software. A replay will be available for 90 days on OFS Capital’s website at www.ofscapital.com.

TELEPHONE: Dial (877) 510-7674 (Domestic) or (412) 902-4139 (International) approximately 15 minutes prior to the call. A telephone replay of the conference call will be available through August 13, 2018 at 9:00 AM Eastern Time and may be accessed by calling (877) 344-7529 (Domestic) or (412) 317-0088 (International) and utilizing conference ID #10122867.

For more detailed discussion of the financial and other information included in this press release, please refer to OFS Capital’s Form 10-Q for the second quarter ended June 30, 2018, which will be filed with the Securities and Exchange Commission later today.

OFS Capital Corporation and Subsidiaries
Consolidated Balance Sheets
(Dollar amounts in thousands, except per share data)

	June 30, 2018	December 31, 2017
	(unaudited)
Assets
Investments, at fair value:
Non-control/non-affiliate investments (amortized cost of $249,111 and $209,360, respectively)	$241,071	$197,374
Affiliate investments (amortized cost of $106,689 and $70,402, respectively)	111,017	69,557
Control investments (amortized cost of $10,275 and $10,213, respectively)	10,744	10,568
Total investments at fair value (amortized cost of $366,075 and $289,975, respectively)	362,832	277,499
Cash and cash equivalents	22,665	72,952
Interest receivable	2,919	2,734
Prepaid expenses and other assets	4,257	4,593
Total assets	$392,673	$357,778

Liabilities
Revolving line of credit	$8,000	$17,600
SBA debentures (net of deferred debt issuance costs of $2,470 and $2,657, respectively)	147,410	147,223
Unsecured notes (net of deferred debt issuance costs of $1,701 and $0, respectively)	48,299	—
Interest payable	2,260	1,596
Management and incentive fees payable	2,683	1,987
Administration fee payable	478	476
Accrued professional fees	444	433
Other liabilities	170	127
Total liabilities	209,744	169,442

Commitments and contingencies

Net assets
Preferred stock, par value of $0.01 per share, 2,000,000 shares authorized, -0- shares issued and outstanding as of June 30, 2018, and December 31, 2017, respectively	$—	$—
Common stock, par value of $0.01 per share, 100,000,000 shares authorized, 13,350,458 and 13,340,217 shares issued and outstanding as of June 30, 2018, and December 31, 2017, respectively	134	133
Paid-in capital in excess of par	187,549	187,398
Accumulated undistributed net investment income	7,088	9,404
Accumulated undistributed net realized gain (loss)	(8,497)	3,881
Net unrealized depreciation on investments	(3,345)	(12,480)
Total net assets	182,929	188,336

Total liabilities and net assets	$392,673	$357,778

Number of shares outstanding	13,350,458	13,340,217
Net asset value per share	$13.70	$14.12

OFS Capital Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(Dollar amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Investment income
Interest income:
Non-control/non-affiliate investments	$6,326	$4,446	$12,084	$9,058
Affiliate investments	2,768	1,646	4,853	3,477
Control investment	250	542	489	1,066
Total interest income	9,344	6,634	17,426	13,601
Payment-in-kind interest and dividend income:
Non-control/non-affiliate investments	122	319	346	626
Affiliate investments	285	374	746	726
Control investment	27	39	54	77
Total payment-in-kind interest and dividend income	434	732	1,146	1,429
Dividend income:
Non-control/non-affiliate investments	—	45	—	50
Affiliate investments	—	—	130	85
Control investments	94	137	127	170
Total dividend income	94	182	257	305
Fee income:
Non-control/non-affiliate investments	387	169	413	325
Affiliate investments	3	176	5	234
Control investments	16	85	34	118
Total fee income	406	430	452	677
Total investment income	10,278	7,978	19,281	16,012
Expenses
Interest expense	2,169	1,339	3,803	2,726
Management fee	1,548	1,224	2,908	2,416
Incentive fee	1,135	(22)	1,872	1,159
Professional fees	200	293	401	556
Administration fee	358	307	941	708
Other expenses	310	521	1,005	791
Total expenses before incentive fee waiver	5,720	3,662	10,929	8,356
Incentive fee waiver	—	—	(22)	—
Total expenses, net of incentive fee waiver	5,720	3,662	10,907	8,356
Net investment income	4,558	4,316	8,374	7,656

Net realized and unrealized gain (loss) on investments
Net realized gain (loss) on non-control/non-affiliate investments	(5,464)	163	(5,003)	163
Net realized gain (loss) on affiliate investments	(3,477)	874	(4,018)	874
Net unrealized appreciation (depreciation) on non-control/non-affiliate investments	5,411	(5,505)	3,848	(8,546)
Net unrealized appreciation (depreciation) on affiliate investments	3,928	(3,366)	5,173	658
Net unrealized appreciation on control investment	39	1,237	114	1,780

Net gain (loss) on investments	437	(6,597)	114	(5,071)

Net increase (decrease) in net assets resulting from operations	$4,995	$(2,281)	$8,488	$2,585

Net investment income per common share – basic and diluted	$0.34	$0.33	$0.63	$0.67
Net increase (decrease) in net assets resulting from operations per common share – basic and diluted	$0.37	$(0.17)	$0.64	$0.23
Distributions declared per common share	$0.34	$0.34	$1.05	$0.68
Basic and diluted weighted average shares outstanding	13,348,793	13,197,759	13,344,670	11,458,706

Non-GAAP Financial Measure – Adjusted Net Investment Income (“Adjusted NII”)
On a supplemental basis, we disclose Adjusted NII (including on a per share basis), which is a financial measure calculated and presented on a non-GAAP basis. Adjusted NII represents net investment income excluding the net capital gains incentive fee (fee adjustments) in periods in which they occur. Our management agreement with our investment adviser provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted NII is a useful indicator of operations exclusive of any net capital gains incentive fee, as net investment income does not include gains associated with the capital gains incentive fee. In addition, management believes that providing Adjusted NII may facilitate a more complete analysis and greater transparency into OFS Capital’s ongoing operations, particularly in comparing underlying results from period to period, and afford investors a view of results that may be more easily compared to those of other companies.
The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted NII for the periods presented (dollar amounts in thousands, except per share data):

	Quarter Ended June 30,
	2018	2017
Net investment income	$4,558	$4,316

Capital gains incentive fee	—	(283)

Adjusted net investment income	$4,558	$4,033

Adjusted net investment income per common share:
Basic and diluted	$0.34	$0.31

Weighted average shares outstanding:
Basic and diluted	13,348,793	13,197,759

ABOUT OFS CAPITAL
The Company is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. The Company's investment objective is to provide stockholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. The Company invests primarily in privately held middle-market companies in the United States, including lower-middle-market companies, targeting investments of $3 to $20 million in companies with annual EBITDA between $3 million and $50 million. The Company offers flexible solutions through a variety of asset classes including senior secured loans, which includes first-lien, second-lien and unitranche loans, as well as subordinated loans and, to a lesser extent, warrants and other equity securities. The Company's investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940 and headquartered in Chicago, Illinois, with additional offices in New York and Los Angeles.
FORWARD-LOOKING STATEMENTS
Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to: OFS Capital’s results of operations, including net investment income, net asset value and net investment gains and losses and the factors that may affect such results; management's beliefs regarding the performance of the portfolio and expectations regarding future portfolio performance in a rising rate environment; management's view that OFS Capital has experienced strong performance (whether measured through total return, or otherwise) and the factors that have impacted such performance; and other factors may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in OFS Capital’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by OFS Capital from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. OFS Capital is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT:
Steve Altebrando
646-652-8473
saltebrando@ofsmanagement.com